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                                                                      EXHIBIT 15


                                 [letterhead]


July 16, 1997





Board of Trustees and Shareholders of
Security Capital Industrial Trust

We are aware that Security Capital Industrial Trust has incorporated by reference in this Registration Statement and its Registration Statement
Nos. 33-91366, 33-92490, 333-4961, 333-13909 and 333-26597 its Form 10-Q for the
quarter ended March 31, 1997, which includes our report dated May 2, 1997 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1993 (the "Act"), that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ Arthur Andersen LLP

Arthur Andersen LLP